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                                                                    EXHIBIT 6.12

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of August, 2000 by and between INTERGLOBAL WASTE MANAGEMENT, INC., a California corporation (the "Company"), and Michael Handelman, an individual residing in the State of California (the "Employee").

                                   BACKGROUND

        WHEREAS, the Company is desirous of retaining the Employee to serve as Chief Compliance Officer of the Company, and

        WHEREAS, the Employee and the Company desire to enter into this Agreement to formalize the terms and conditions of the Employee's relationship with the Company.

        NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    SECTION 1

                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings unless the context specifically requires otherwise.

        1.01 "Affiliate" means any subsidiary of the Company (whether wholly owned or not, but not any entity of which the Company owns less than 15% of the outstanding equity interest), any entity under substantially similar ownership with the Company, any entities with which the Company has entered into a partnership or joint venture, or any entities with which the Company has entered into a Licensing Agreement.

        1.02 "Business" shall mean (a) the Company's present businesses, which consist of the manufacture, sale, distribution, licensing and marketing of waste water treatment systems, and instruments and services related thereto; and of measurement devices and controls and services related thereto; and (b) any other future business activities of the Company during the term of the Employee's services to the Company.



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        1.03 "Cause" shall mean any of the following:

        (a) The conviction of the Employee of a felony or a crime involving moral turpitude under any state or federal law (or the entry of a plea of guilty or no contest by the Employee with respect thereto);

        (b) Any failure by the Employee to fulfill, in any material respect, his duties and responsibilities (other than by reason of death or Disability, as defined below) as set out in Sections 2.01 and 2.03 for a period of thirty days after receipt of written notice of such failure from the Company to the Employee;

        (c) The failure or refusal of the Employee to adhere to any established lawful policy of the Company for a period of thirty days after receipt of written notice of such failure or refusal from the Company to the Employee;

        (d) The commission by the Employee of any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company; or

        (e) Any material breach by the Employee of his obligations under Section 4 or Section 6 of this Agreement.

        1.04 "Compete" or "Competing" shall mean entering into or attempting to enter into any business which competes with the Business, either alone or with any individual, partnership, corporation or association.

        1.05 "Directly or Indirectly" as they modify the word "Compete" shall mean: (i) acting in a management or oversight capacity as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise which is Competing (as defined in Section 1.03) with the Business; (ii) participating in any material management or oversight role in any such Competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder owning less than a two percent interest in a corporation whose shares are actively traded on a national securities exchange or in the over-the counter market); and (iii) communicating to any such Competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client, customer, joint venture partner, supplier or acquisition or investment targets of the Company (provided that this provision shall not apply to any information that is not "Confidential Information," as such term is defined in Section 4.2 (a) of this Agreement).



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        1.06 "Disability" shall mean the Employee's inability to perform his duties, obligations and responsibilities under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

        1.07 "Territory" shall mean all countries in which the Company, or its affiliates are conducting business, or actively preparing to conduct business at any time during the covenant period provided in Section 4.

                                    SECTION 2

                                   EMPLOYMENT

        2.01 Position. Upon the terms and conditions set forth in this Agreement, the Company agrees to employ Employee in the capacity of Chief Compliance Officer of the Company, and the Employee accepts such employment. In such capacity his rights, duties and responsibilities shall be as prescribed from time to time by the Company's Chief Executive Officer and the Board of Directors of the Company.

        2.02 Terms of Employment. The term of Employee's employment shall be for a period of two (2) years commencing on the date of this Agreement, unless earlier terminated pursuant to Section 5.01.

        2.03 Duties.

        (a) The Employee shall devote his entire working time, attention and energy during normal working hours to the affairs of the Business during the term of his employment pursuant to this Agreement. The Employee shall perform his duties to the best of his ability, pursuant to the policies and regulations of the Company, and its affiliates, and shall use his best efforts to promote the success of the present and future businesses of the Company, and its affiliates (including, without limitation, the Business).

        (b) During the term of this Agreement, the Employee shall not engage in any other business activity or occupation; provided, however, the foregoing shall not prevent the Employee from passively investing in, trading or selling stocks, bonds, securities or other interests of any corporation, partnership or entity, or from managing real estate owned by such Employee, so long as such activities do not interfere with the performance of his duties hereunder.



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                                    SECTION 3

                        COMPENSATION AND RELATED MATTERS

        3.01 Compensation.

        (a) The Employee will receive a base salary from the Company for his services under this Agreement of $150,000 per year, payable in accordance with the Company's payroll practices. Such salary may be increased from time to time by the Company's Board of Directors based upon the performance by the Employee of his duties hereunder and the financial performance of the Company.

        (b) The Employee shall be granted options to purchase stock pursuant to the milestones and amounts set forth on Exhibit A hereto.

        3.02 Benefits. The Employee will, at all times during his employment with the Company, be entitled to participate in all routine employee benefits maintained by the Company for its other similarly situated employees. The Employee shall be entitled to long term disability benefits on a basis consistent with the historic benefits of the Company. The Employee shall also be entitled to be reimbursed for reasonable travel and business expenses incurred in connection with the performance of his duties set forth herein upon the presentation to the Company of appropriate documentation.

        3.03 Vacation. The Employee shall be entitled to fifteen (15) workdays of vacation with pay during each twelve (12) month period of employment under this Agreement. The Employee shall be entitled to carry forward up to five (5) unused vacation days from one twelve month period for use during the immediately succeeding twelve (12) month period in addition to the fifteen (15) vacation days provided for such period pursuant to the preceding sentence. The Employee shall not be entitled to receive any compensation in lieu of such vacation days, whether or not used during the applicable periods.

                                    SECTION 4

               ACKNOWLEDGEMENT OR TRADE SECRETS AND NON-DISCLOSURE

        4.01 Scope and Reasonableness. The Employee acknowledges that the Company has a present and future expectation of operations and generating revenues within the Territory and that, in his capacity with the Company, the Employee will have important duties and responsibilities with respect to the Business in the Territory. The Employee agrees that he is being employed



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hereunder in a key management capacity with the Company, that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Employee further agrees that reasonable limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interest and goodwill of the Company.

        4.02 Confidentiality and Trade Secrets.

        (a) The Employee acknowledges and agrees that his future position as an employee of the Company will afford him a unique opportunity to acquire confidential information concerning the Company, and its affiliates and that the misappropriation or disclosure of such confidential information would cause irreparable harm to the Company, or its affiliates. The Employee recognizes and agrees that he will have access to certain confidential information of the Company, and its affiliates, which is not generally available to the public and that such information constitutes valuable, special and unique property of the Company, and its affiliates. The Employee acknowledges that such confidential information includes information concerning the Business, the Company, and its affiliates, including without limitation financial information concerning the Business, the Company, or its affiliates, the names and addresses of actual and potential customers or acquisition or investment targets of the Business or the Company, studies of prospective market areas for the Business, supply sources, products, technical data, ideas, processes, and trade secrets of the Business and the Company (such information whether related to the Business, the Company, or its affiliates being referred to collectively as the "Confidential Information"). Confidential Information shall not include any information or documents (i) that are or become publicly available without breach of this
Section 4.02 or (ii) that the Employee rightfully receives from any third party which is not breaching an obligation of confidence with the Company, or its affiliates or without an accompanying obligation of confidence. In the event that the Employee is requested in any court or governmental proceeding to disclose any Confidential Information, the Employee shall give the Company and its affiliates prompt notice of such request such that the Company and its affiliates may seek a protective order or other appropriate relief and shall cooperate in all respects with the Company in its efforts in connection therewith.

        (b) The Employee will keep confidential and will not, during his employment and for a period of three (3) years after any termination under this Agreement (whether by expiration or pursuant to Section 5.01 or otherwise), directly or indirectly, divulge to anyone, use or otherwise appropriate any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of the Company, or its affiliates or when, in the good



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faith belief of the Employee, such disclosure is necessary in the normal course of the Business in order for the Employee to fulfill his duties and responsibilities to the Company as set out in Sections 2.01 and 2.03.

        (c) With respect to any trade secrets included in the Confidential Information, the Employee also agrees not to use or disclose any of such trade secrets at any time during or after his employment under this Agreement until such trade secrets become generally available to the public by independent discovery or development and publication through no fault of the Employee. The Employee acknowledges and agrees that these prohibitions against disclosure of Confidential Information are in addition to, and not in lieu of, any rights or remedies which the Company, or its affiliates may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by the Company, or its affiliates of any of their rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which they may possess in law or equity absent this Agreement.

        (d) Upon any termination of his employment under this Agreement, the Employee shall surrender to the Company all documents in his possession, custody or control embodying the Confidential Information or any part thereof.

        4.03 Remedies. The Employee acknowledges that any violation of this
Section 4 will cause irreparable harm to the Company and that damages are not an adequate remedy. The Employee therefore agrees that the Company shall be entitled to seek and obtain an injunction and obtain enjoining, prohibiting and restraining the Employee from the continuance of any such violation, in addition to any monetary damages which might occur by reason of a violation of this Agreement or any other remedies at law or in equity, including without limitation specific performance, and that in any such action, the Employee will not raise as a defense the argument that an adequate remedy for such breach exists at law.

        4.04 Independent. The covenants set forth in the foregoing Sections of this Section 4 are and shall be deemed and construed as separate and independent covenants. Should any part or provision of such covenants be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of Sections 4.01, 4.02, or 4.03 is found to be invalid by a court of competent jurisdiction because its duration, Territory and/or the Business are invalid or unreasonable in scope, such duration, Territory and/or Business, as the case may be, shall be redefined by consideration of the reasonable concerns and needs of the Company such that the intent of the Company and the Employee,



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in agreeing to Sections 4.01, 4.02 and 4.03, will not be impaired and shall be enforceable to the fullest extent of the applicable laws.

                                   SECTION 5

                                   TERMINATION

        5.01 Termination. The Employee's employment under this Agreement may be terminated prior to its expiration: (i) by the Company with or without Cause or upon the Disability of the Employee, by giving written notice to the Employee (or his personal or legal representative, as the case may be), specifying such Cause or Disability, if applicable; (ii) by the Employee voluntarily, by giving sixty (60) days' written notice to the Company. The effective date of any such termination shall be that specified in such notice or the date of the Employee's death, as the case may be.

        5.02 Payment on Termination. If the Employee is terminated pursuant to
Section 5.01, the Company shall pay the Employee his salary prorated through the effective date of such termination, but the Employee shall be entitled to any benefits payable under disability and life insurance programs maintained by the Company. If the Employee's employment is terminated by the Company, other than
(a) for Cause, (b) upon Disability or (c) upon the Employee's death, then the Employee shall be entitled to a severance allowance equal to his then-current base salary for six (6) months, payable in accordance with the Company's payroll practices; provided, however, that if the effective date of termination is more than two (2) years following the date of this Agreement, such severance allowance shall be reduced by the amount, if any, that the Employee earns as an employee or a consultant from any individual or entity during the six (6) months following the effective date of termination of employment, the parties acknowledging that the Employee shall have no obligation to seek new employment after any such termination. The Employee shall not be entitled to any severance allowance from the Company in the event of termination of the Employee's employment by the Company (a) for Cause, (b) upon Disability, (c) upon the Employee's death or (d) upon expiration of the term of this Agreement. Payment of severance under this Section 5.02 shall constitute liquidated damages and the sole and exclusive remedy available to the Employee upon termination of his employment for any and all claims the Employee may have against the Company, its directors, its officers and controlling persons.



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                                    SECTION 6

                                   INVENTIONS

        6.01 Inventions. If at any time or times during the Employee's employment, he shall (either alone or with others) make, conceive, discover, reduce to practice or become possessed of any invention, modification, discovery, design, development, improvement, process, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright or similar statutes or subject to analogous protection) (herein called "Inventions") that relates to the Business or any of the products or services being developed, manufactured or sold by the Company, or its affiliates, such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Company, or its affiliates, as the case may be, and the Employee shall promptly disclose to the Company (or any persons designated by it) each such Invention and assign any rights he may have or acquire in the Inventions and benefits and/or rights resulting therefrom to the Company without compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company (or any persons designated by it).

        6.02 Assistance by the Employee. Upon disclosure of each Invention to the Company, during the Employee's employment and at any time thereafter, the Employee will, at the request and sole cost and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require

        (a) To apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

        (b) To defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

        In the event the Company is unable, after reasonable effort, to secure the Employee's signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute



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and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee. In the event that the Employee is requested to provide assistance after termination of employment, the Company will reimburse the Employee for the reasonable costs and expenses of providing such assistance.

        6.03 Injunctive Relief. The Employee agrees that any breach of this Agreement by him could cause irreparable damage and that in the event of such breach the Company may, in addition to any and all remedies of law, seek and obtain an injunction, specific performance or other equitable relief to prevent the violation of the Employee's obligations hereunder and that in any such action the Employee shall not raise as a defense the argument that an adequate remedy at law exists for such breach.

        6.04 Excluded Inventions. The Employee represents that the Inventions identified in the pages, if any, attached hereto comprise all the Inventions which he has made or conceived prior to his employment by the Company, which Inventions are excluded from this Agreement. The Employee understands that it is only necessary to list the title of such Inventions and the purpose thereof but not details of the Invention itself. IF THERE ARE ANY SUCH UNPATENTED INVENTIONS TO BE EXCLUDED, THE EMPLOYEE SHOULD INITIAL HERE. OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.

        The Employee further represents that his performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company. The Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith.

                                    SECTION 7

                                  MISCELLANEOUS

        7.01 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

        7.02 Entire Agreement; Amendments. This Agreement contains the entire agreement between the Company and the Employee with respect to his employment with the Company and supersedes all prior agreements relating to the same subject matter, including any prior employment agreement between the Employee and the Company, or any of is affiliates. This Agreement cannot be



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amended, changed or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

        7.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

        7.04 Assignment. This Agreement is nonassignable except that the Company's rights, duties and obligations under this Agreement may be assigned and delegated to any subsidiary or affiliate of the Company or to the acquirer of the Company in the event it is merged, acquired, sells substantially all of its interest in it assets or the Business or transfers its interest in the Business to any other entity.

        7.05 Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not in any way be impaired.

        7.06 Notices. All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail, return receipt requested and shall be deemed to have been given or made when received at the following offices:

        If to the Company:              Interglobal Waste Management, Inc.
                                        820 Calle Plano
                                        Camarillo, CA 93012

        If to the Employee:             ________________________________________

                                        ________________________________________

                                        ________________________________________


                                        Facsimile No.(___) _____________________

        With a copy to:                 ________________________________________

                                        ________________________________________

                                        ________________________________________

                                        Attention: _____________________________

                                        Facsimile No.(___) _____________________

        The above addresses may be change by written notice given as above provided.



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        7.07 Consent to Jurisdiction. Each of the Company and the Employee, by
its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within Ventura County, State of California for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his properly is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Employee hereby consents to service of process in any such proceeding in any manner permitted by California law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.06 hereof is reasonably calculated to give actual notice.

        7.08 Binding Arbitration of Disputes. Any dispute between the parties hereto, whether arising out of contract, tort or otherwise, or law, equity or otherwise, shall be submitted to binding arbitration before the American Arbitration Association in Ventura County, California under the rules relating to commercial arbitrations. Each party to any such dispute shall be entitled to serve one set of pre-arbitration requests for production of documents, containing not more that ten categories of documents to be produced, which shall be described with particularity therein, and shall be entitled to notice and take no more than two pre-arbitration depositions. Any disputes relating to such pre-arbitration discovery shall be submitted to the arbitrator.

        7.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.



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        7.10 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

        IN WITNESS WHEREOF this Agreement has been executed by the parties as an instrument under seal as of the date first appearing above.

                                       THE COMPANY:

                                       INTERGLOBAL WASTE MANAGEMENT, INC.

                                       By: /s/ HAROLD A. KATERSKY
                                          --------------------------------------
                                               Harold A. Katersky
                                               Chairman

                                       EMPLOYEE:

                                       By: /s/ MICHAEL HANDELMAN
                                          --------------------------------------
                                               Michael Handelman



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